University General Health System Announces Disposition of Certain Non-Performing Assets

Occupancy at Houston Flagship Hospital Exceeds Expectations

HOUSTON, TX -- (Marketwired - September 10, 2014) - University General Health System, Inc. (OTCQB: UGHS) ("University General"), a diversified, multi-specialty, integrated, physician-centric general acute care regional health care delivery system, today announced that it is in the process of divesting the following hospital outpatient departments ("HOPDs"): UGH Diagnostic Imaging, UGH Physical Therapy, UGH Kingwood Diagnostic and Rehabilitation Center, Robert Horry Center for Sports and Physical Rehabilitation, UGH Woodlands Physical Therapy, and UGHS Waxahachie Diagnostic Center.

In addition, the Company announced that patient occupancy at its flagship University General Hospital in Houston approximated 54% for the month of August 2014, compared with a 51% average monthly patient occupancy during the first eight months of 2014. The hospital performed 707 surgery procedures during the month of August 2014, versus an average of 665 monthly surgeries during the January-August 2014 period.

"Several months ago, we commenced a performance analysis of every asset of the Company in order to determine which departments and/or divisions were adequately profitable, and which could be eliminated or otherwise divested without affecting our ability to maintain a healthy occupancy and surgical volume at the Houston hospital," stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. "The savings that will result from the actions announced today will contribute to the previously announced $13 million in annualized cost reductions that have been implemented at our flagship hospital. While terminations of strategic relationships are very difficult, we are committed to eliminate the drag of non-performing assets on our financial performance. We will continue to focus on strategic relationships that positively affect our UGH Houston hospital, and may dispose of other non-core and non-performing assets in coming months."

"We are very pleased that trends in patient occupancy and surgical volumes at Houston's University General Hospital have continued to exceed our expectations following the enactment of cost-containment measures earlier in the year," concluded Dr. Chahadeh.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric, high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, multiple ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

University General Health System, Inc. is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS."

Forward-Looking Statements

The information in this news release may include certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of University General Health System, Inc. (UGHS). Although UGHS believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in UGHS's periodic filings with the Securities and Exchange Commission.

For Further Information, Please Contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com